MUNIYIELD FUND, INC.

FILE # 811-6414

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/15/2005	JEA Florida Water & Sewer System 4.625% 10/1/30	277,530,000	8,000,000	Bear Stearns Citigroup JP Morgan Banc of America Lehman Brothers Morgan Stanley Goldman Sachs Merrill Lynch UBS Financial